Exhibit 99.2

AEGION CORPORATION
Moderator: Charles Gordon
November 3, 2015
9:30 a.m. ET

Operator:	This is conference 57412158.

Good morning and welcome to the Aegion Corporation third-quarter 2015 earnings call. At this time all participants are on a listen-only mode.

Later there will be a question and answer session and instructions will follow at that time.

If anyone should require assistance during the call please press star then zero on your touchtone telephone.

As a reminder, this event is being recorded.

It is my pleasure to turn the call over to Mr. Ruben Mella, Vice President of Investor Relations. Ruben, you may begin.

Ruben Mella:
Thank you and good morning and thank you all for joining us to review Aegion's third-quarter results and outlook. On the line with me today are Chuck Gordon, President and Chief Executive Officer, and David Martin, Executive Vice President and Chief Financial Officer.

We have posted a presentation that will be used as a reference during the prepared remarks on our website at aegion.com/investors. You will find our safe harbor statement in the presentation and earnings press release, including any non-GAAP information, the most directly comparable GAAP measures, and reconciliation to GAAP results.

During this conference call and in the presentation materials, the Company will make forward-looking statements which are inherently subject to risk and uncertainty. The Company does not assume the duty to update forward-looking statements.

If you turn to slide 2, third-quarter non-GAAP earnings per share were $0.44, one penny ahead of our results in the third quarter of 2014. Strong performances by Infrastructure Solutions, the downstream business for Energy Services, and the success of the 2014 restructuring plan offset ongoing volatility in the energy markets.

With that brief introduction, I will turn the call over to Chuck Gordon. Chuck?

Charles Gordon:
Thank you, Ruben, and good morning, everyone. Thank you for joining us. As David and I discuss results in the third quarter, the outlook for the fourth quarter, and our initial thoughts on 2016, there are four points I would like for you to take away from the call this morning, as shown on slide 3.

First, there were some key takeaways based on the third-quarter results. Reviewing our quarterly performance, we are successfully executing across the Company, especially in the very difficult energy market environment. I am also pleased with our efforts to continue to improve our project management capability. Finally, an important factor in the improved execution was the restructuring initiative launched in 2014, which has exceeded our expectations.

Second, backlog going into the fourth quarter is in a strong position for many of our businesses. We expect to have a solid fourth quarter, although the pressures from a strong US dollar, the decline in backlog in Canada for the linings and coatings business, the timing of project activity, and the usual seasonal uncertainty of early winter weather will likely result in earnings performance that's closer to the second quarter than the third quarter.

Third, our corporate strategic review and budget planning process is underway as we assess the outlook for 2016. Our current view is we expect favorable market conditions for Infrastructure Solutions, Corrpro, and the Energy Services downstream business. It is clear next year will once again see lower capital maintenance spending in the upstream energy markets. We need to complete the market assessment over the next few months to more fully understand our prospects.

We are pleased to be selected by Shell to coat and insulate the pipelines for the deepwater Appomattox project. This is a very significant win for us and we expect the contract to be signed and included in backlog before the end of the year.

Finally, the strategic review is not solely focused on 2016, but where we believe our end markets will trend in the coming years. We will make the necessary decisions to invest and modify when needed our portfolio of companies, technologies, and services for future growth. To support our long-term strategy, we amended our $650 million bank credit facility to extend current interest rates and enhance our financial capacity and flexibility, including share repurchases.

David will shortly give you the main takeaways from the third-quarter results. Overall, I'm pleased with how we demonstrated the ability to overcome the significant pressure from the upstream market challenges, which clearly puts into perspective the success we've enjoyed this year from Infrastructure Solutions, Energy Services' downstream business, and the benefits of the restructuring initiative.

The continued impact from low oil prices resulted in a further decline in revenues for United Pipeline Systems, the Energy Services upstream business, and Bayou Canada pipe coatings. The impact is worth approximately $0.11 per diluted share compared to the third quarter 2014. In addition, Corrpro had several large customer-directed delays, which affected their performance in the quarter.

As you well know, the continued strength of the US dollar created a currency translation headwind over the first nine months of 2015, lowering non-GAAP EPS by over $0.08 per share. Adjusting our results for currency, as shown on slide 4, non-GAAP earnings per share grew 16.5 percent over the first nine months of 2015 compared to the first nine months of 2014.

Now let's get into more detail on how we will conclude 2015. Infrastructure Solutions is poised to generate record performance in 2015 through modest revenue growth, margin expansion, and strong operating income performance.

As you can see on slide 5, backlog entering the fourth quarter was $346 million, a 6 percent increase over the same period in 2014. This does exclude backlog from the six international markets where we are concluding contracting operations.

Backlog for Insituform North America remained at near record levels, growing 8 percent to $280 million. As we've seen all year, the quality of the backlog remains high as bid margins were within our targets and we maintained a similar win rate percentage.

Weather is always a factor the end of the year and keep in mind that last December, we experienced ideal conditions. We never plan for that to happen and as a result, we expect revenues for Infrastructure Solutions to fall off a bit compared to the fourth quarter of 2014.

Fyfe/Fibrwrap had another strong quarter, generating gross margins above target. We successfully completed the large North American industrial pipeline rehabilitation project in the third quarter. I'm very pleased by how well the Insituform and Fyfe/Fibrwrap integration has gone, which has resulted in improved margin performance for Fyfe/Fibrwrap through strong project execution.

Despite the completion of the large industrial project, backlog as of September 30 was up 19 percent to $48 million compared to the same period in 2014, driven by increases in North America and Asia. For the full year, we expect Fyfe/Fibrwrap to deliver strong top-line and profit growth ahead of our expectations.

Turning to slide 6, the realignment and restructuring initiative we announced in October 2014 significantly improved execution through the realignment of the reporting segments as well as a decision to exit nonperforming international cured-in-place pipe contracting markets. The restructuring is essentially complete and has delivered $10.8 million of pre-tax annual savings or $0.20 per diluted share over the last four quarters, which nearly covers the current one-time cash cost of $11.4 million, as shown on slide 7.

Five of the six countries have completed the wind-down of contracting operations and have transitioned to product supply and technical sales support. India is the last contracting market where we have backlog to complete in the coming months. We will recognize small additional charges, mostly non-cash, in the fourth quarter and throughout the first half of 2016 as we finalize the shutdown of operations.

Turning to Corrosion Protection on slide 8, we expected Corrosion Protection to deliver better results in the third quarter. However, some of our upstream and midstream customers postponed the start of several large projects. We partially offset this impact through greater production at our Bayou Louisiana facility and the execution of the large CRTS/United Pipeline Systems mining project in Chile booked in the third quarter of 2014. Backlog as of September 30 was down approximately 8 percent to $185 million due in part to execution of these two projects.

Another reason is the significant pipeline market contraction in Canada for Bayou Coatings and United Pipeline Systems as a result of current oil market conditions. While United Pipeline System has taken the brunt of the upstream pullback in North America, they recently secured a $20 million mining pipeline project in Chile, which carries margins below typical levels because of a high subcontracting content. As a result, United's backlog increased 6 percent to over $40 million compared to the third quarter of 2014.

Customer-directed delays also impacted Corrpro's performance in the third quarter, and strong orders in June and July were not released for work until September, including the start of a large AC mitigation project in Canada valued at over $10 million. Corrpro's backlog was $80 million at the start of the fourth quarter compared to a record $89 million in the third quarter of 2014 when the Canadian market was at its peak.

However, backlog is more in line with last year's third quarter when you exclude the impact of the strong dollar. The fourth quarter is typically Corrpro's largest of the year and that will be the case again this year.

Our Bayou pipe coating facility in Louisiana was profitable in the third quarter, completing a high-margin concrete job and making progress on the two sizable offshore insulation pipe coating projects I mentioned last quarter. Total Bayou backlog was down about 8 percent on a year-over-year basis as modest growth at the Louisiana facility did not offset the current backlog burn and a dramatic decline of activity in the Canadian market.

We expect a slowdown of activity in the fourth quarter, given the current schedule for pipe coating activities. Nevertheless, Bayou Louisiana will make a strong profit contribution to Corrosion Protection in 2015. As we conclude 2015, we expect Corrosion Protection to generate revenues in line with 2014, but at lower margins, resulting in year-over-year decline in operating income, as I indicated last quarter.

Let me turn to energy services on slide 9. Third-quarter backlog for energy services was $213 million, a 2.8 percent reduction compared to the third quarter 2014, with all the decline being in the upstream business. The forward 12-month backlog continues to reflect the strength of the downstream market.

A major factor in the upstream backlog decline are two large existing upstream contracts up for renewal at the end of this year. We expect to extend these contracts based on our long-term and successful relationships with these customers.

2014 legislation passed in California requires skilled trade union labor to be used to execute further downstream refining contracts. One of the contracts up for bid is for the first upstream customer to voluntarily make this move to trade unions. To meet this new requirement, earlier this year, we acquired Schultz Mechanical, a trade union business which we believe gives Energy Services an important competitive advantage in California.

The Energy Services downstream business is a bright spot for us in 2015 and we expect this business to grow revenues and profits for the full year. We successfully executed record billable hours for time and material maintenance services to help the facilities we serve operate safely and at peak efficiencies.

We participated in two sizable turnarounds during the third quarter and anticipate others in the fourth quarter. We're also working with two customers on two turnarounds planned for the first quarter 2016.

For the full year, Energy Services remains on track to increase revenues over prior year. However, as we previously stated, gross margins will contract compared to 2014 because of lower margins so far this year in the upstream business. As a result, operating income is expected to decline compared to 2014.

It is too soon to make definitive statements about the outlook for 2016. We will have a clearer picture by the fourth quarter call in late February. However, I do want to share what we know at this point, as shown on slide 10.

We don't see anything today that indicates a market slowdown for Infrastructure Solutions, especially in North America. Infrastructure Solutions will enter 2016 with the restructuring initiative effectively complete and a rejuvenated Fyfe/Fibrwrap business.

Refiners on the West Coast continue to run at high-capacity utilizations because of the low price environment and resulting demand for refined products. While the recent pickup in turnaround activity in H2 of 2015 and the forecast for Q1 of 2016 is encouraging, we are still evaluating the overall 2016 turnaround opportunity. However, based on renewing the two upstream contracts I mentioned earlier, we believe there is an opportunity for Energy Service to achieve modest growth next year.

We believe investments in the North American midstream oil and gas pipeline market will continue to grow in 2016. Corrpro is well positioned to leverage its scale and expertise in corrosion engineering cathodic protection of midstream pipeline assets.

While we expect revenues to remain -- to grow very modestly in 2016, we believe the income will grow at a higher rate due to the renewed focus on productivity and utilization. Overall, we remain optimistic about the Corrpro business and the opportunity to expand the business into a broader-based midstream services company focused on maintaining the integrity of our customers' assets.

We have received some very good news, as Shell selected our Bayou Louisiana facility to coat and insulate the pipeline associated with their Appomattox deepwater oil development project. We are working with Shell to finalize the scope of the contract. This is a very significant win for us, given the volatile upstream energy markets. We are still working to understand the impact of this multi-year order on 2016 projections.

It is clear that the Canadian upstream oil market will be the most challenging for us in 2016, which impacts United Pipeline Systems and Bayou. The outlook in Canada is an area of focus for our strategic assessment. In the upstream US market, it is reasonable to assume United Pipeline Systems will continue to face difficult market conditions.

We continue to assume the low price environment will remain over the near term. This is new territory for us as our customers wrestle with additional margin pressures and cash flow requirements while addressing the necessary investments to protect, rehabilitate, and maintain their infrastructure. We have not lost any of our key customers, and in many cases, we've strengthened those relationships.

Turning to slide 11. I realize it's difficult to look beyond the current market uncertainties, but this management team is committed to taking a longer-term view for growth. Let me outline three areas of focus.

First, there is strong ongoing demand to rehabilitate pipelines in the water/wastewater market. We can enhance our growth rate in the North America municipal market by developing a set of market-leading products for the water pressure pipe rehabilitation market while diligently maintaining our share of the wastewater market. Just as important, we must take advantage of the great progress this year at Fyfe/Fibrwrap to accelerate future sales growth and continue to improve execution.

Second, downstream and upstream facilities absolutely need high-quality maintenance services, engineering support, and small capital construction capabilities. Energy Services has a market-leading position on the West Coast providing exactly these services with industry-leading safety programs. We have an opportunity to leverage our customer relationships to expand into higher-margin services to improve the operating margins of the business.

Third, the North America midstream pipeline market requires an investment to efficiently and safely transport production from nonconventional regions like the Permian, Marcellus, Eagle Ford, and Bakken to market. We believe there will be investments over the next few years to build and maintain the necessary midstream pipeline infrastructure. Corrpro has a great opportunity to assemble an advanced suite of technologies and services to manage the integrity of our customers' midstream pipeline assets.

The need for infrastructure rehabilitation, protection, strengthening, and maintenance remain strong. It is the longer-term need in our key markets, which we believe provides a positive future for Aegion.

Now let me turn the call over to David for his perspective on the third-quarter results. David?

David Martin:	Thank you, Chuck, and good morning. The release yesterday provided clarity around the results, so I intend to just hit some high points and drivers of performance in the third quarter.

Consolidated revenues for the third quarter grew 1.8 percent to $357 million, with growth coming from Corrosion Protection and Energy Services, which more than offset a slight decline in Infrastructure Solutions. The consolidated top-line growth included a negative impact of $15 million in foreign currency translation and a net decline of $5 million in revenues from the restructured Insituform international markets. Excluding the restructuring markets, revenues grew low single-digits in all three segments.

Adjusted non-GAAP gross profit was in line with the third quarter of 2014, while the consolidated gross margins contracted by 40 basis points in the quarter compared to last year. Let me add some additional color on the gross margin performance, which is summarized on slide 12.

Infrastructure Solutions expanded gross margins by 180 basis points to 26.8 percent, another strong quarterly performance for the segment. Fyfe/Fibrwrap delivered margins in excess of 40 percent, which include the successful completion of the large industrial project that we've been discussing the last few quarters.

Insituform expanded gross margins by 220 basis points. The international CIPP business benefited from the restructuring and improved execution, and the North American business generated gross margins well ahead of what we achieved last year.

Infrastructure Solutions continues to have a solid backlog position, which has facilitated efficiencies as well as improved productivity. Product execution was the primary factor for the margin expansion for both Insituform and Fibrwrap on a global basis.

Now turning to corrosion protection. There was a nice sequential improvement in gross margins from the second quarter, as margins were 22.7 percent versus 20.6 percent last quarter. Gross margins still lagged from the performance last year when our business in Canada enjoyed a very strong year.

Gross margins declined 160 basis points from the third quarter of 2014 for three primary reasons. First, there was margin contraction for Corrpro as the competitive market factors as well as project mix impacted the margins. As well as the deferral of certain higher-margin projects during the quarter. Both of these factors put pressure on margins.

Second, the pullback in the upstream market, especially in Canada, took its toll on United Pipeline Systems, our highest traditional margin business in the segment, along with Bayou's operations in Canada. On a combined basis, revenues for these businesses declined $8 million and gross margins were 420 basis points below the third quarter of 2014, which translated to a $3 million decrease in operating income.

Third, the gross margin differential between the large CRTS offshore Wasit project in Saudi Arabia completed last year and the current large onshore coating project in Chile was a contributor to lower margin performance in the third quarter as well.

Finally, Energy Services' gross margins declined by 190 basis points to 13 percent -- below our 15 percent target -- as upstream clients in the central California reduced more headcount and overtime hours in the quarter. We saw improved margin performance in the Permian Basin as the repositioning of the operations began to take hold toward the end of the quarter. Our focus in the Permian remains to secure a better balance of cost reimbursable contracts versus fixed-price lump sum projects to establish the proper foundation for recurring revenues and more predictable earnings.

The downstream business generated gross margins at planned levels and continues to have a great year with record billable hours for maintenance services. We also worked on two large turnaround projects in the quarter, which boosted profitability very nicely.

To summarize, we are able to navigate much more difficult market conditions reasonably well, given the overall balance of the business in the quarter. Now let's turn to our cash performance as shown on slide 13.

Traditionally, the third quarter is our strongest revenue quarter, which puts more pressure on cash flow in terms of working capital needs. This was a record revenue quarter for Aegion. Taking this into consideration, we performed very well in the third quarter.

Our third quarter cash balance ended at $168 million, a $52 million increase over the same period last year. Cash flow from operations provided $10 million of cash as compared to $10 million use of cash in the third quarter of 2014. The majority of the favorable variance came from the increased cash collections in the quarter.

On a year-over-year basis, DSOs declined by 23 days to 76 days. We continue to focus on translating receivables into cash quicker across the business.

While a portion of the decline came from prepayments from customers relating to upcoming coating projects, a substantial majority of this drop has come from a focus across the organization around billings and collections processes. We are well on our way to achieve the objective to reduce DSOs on a sustainable basis to 75 days, which obviously benefits cash flow, but also enables us to reduce invested capital and return -- and improve ROIC. The fourth quarter is traditionally the largest for cash collections and I expect a strong fourth quarter this year as well.

Our uses of cash in the third quarter of 2015 included capital expenditures of just over $9 million compared to CapEx of $11 million last year in the same quarter. Year to date, we've spent $21 million or 2.1 percent of revenue. I expect capital spending for the full year to come in below last year, in the range of $30 million.

The effective tax rate on a GAAP basis was 29.1 percent. This compares to only 7.8 percent from last year, which was heavily impacted by the restructuring charges in the quarter. Excluding the restructuring and other charges, the non-GAAP tax rate was just under 29 percent this quarter as compared to 25 percent last year due to a higher portion of income coming from higher tax jurisdictions, most notably the United States. I anticipate the tax rate for the full year on a non-GAAP basis to be similar to what we achieved this quarter.

Non-controlling interest, which is below the after-tax income line, was $473,000 in the quarter. This primarily reflects income from our controlling interest in the Bayou/Wasco insulation coating venture at the Bayou Louisiana facility. As production continued on several projects in the third quarter, I anticipate non-controlling interest will be closer to $1 million in the fourth quarter, reflecting increased production on these projects.

Now turning to slide 14. As I close my remarks, I'm very happy we were able to continue strengthening the balance sheet this quarter and also providing additional financial flexibility through our amended and restated $650 million credit facility, which will now extend until October of 2020. We accomplished two primary objectives with this new facility.

First, we took advantage of the current low interest rate environment to expand the facility out 2 more years as well as lock in rates on 75 percent of our term loan through a new and expanded fixed interest rate swap arrangement. Based on our current pricing spread, our fixed rate on this portion of the term loan will be roughly 3.5 percent.

Second, we enhanced our financial flexibility to pursue selective M&A opportunities as well as returning cash to stockholders through share repurchases. While our leverage ratios remain higher than 2.5 to 1, we have the ability to seek Board approval to spend up to $20 million for a share buyback program beginning this quarter.

And starting in 2016, we will have additional annual capability for up to $40 million for share buybacks compared to the $20 million authorization under the previous credit facility. Additional financial flexibility will be available to us as we grow earnings and delever to improve the leverage ratio below the established threshold. I'm very appreciative of the support from our banking partners on this endeavor.

As Chuck outlined earlier, our objective is to focus on market segments and services that will allow the Company to provide consistent top-line and profit growth. The step we took to amend the credit facility gives us an appropriate capital structure to help provide the necessary liquidity and flexibility to drive long-term health for the Company.

Now that concludes our prepared remarks. I will turn the call over to the operator to begin the Q&A session.

Operator:
Thank you. Ladies and gentlemen, if you have a question at this time, please press the star then the number one key on your touch tone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key.

Our first question comes from the line of Mike Shlisky with Seaport Global Securities. Your line is open. Please go ahead.

Mike Shlisky:	Good morning guys.

Charles Gordon:	Good morning.

Mike Shlisky:
I wanted to touch on infrastructure solutions first. Would you characterize the segment safely going forward as a double-digit operating margin business? Maybe not each quarter, but on an annualized basis. Is that the goal and the current thought?

Charles Gordon:	Yes, certainly. We think the business will maintain the current operating margins.

Mike Shlisky:
OK. I also just want to make sure the two contracts that are up for renewal in Energy Services, is there any risk it all that those don't get renewed? Are you aware of competitors out there that are trying to snag those or do you feel really confident about those?

Charles Gordon:
So they are upstream contracts. They are -- obviously, the market is under a lot of stress and we always have competition for renewals. We feel good about the renewals, but they're certainly not a lock. We are in the process of bidding them and we will certainly know more over the next month or so. But we feel good about our chances.

Mike Shlisky:
OK, OK. And back to the Fyfe/Fibrwrap business, if I can squeeze in one more question here. Is what's in backlog there -- are the margins in that business similar to what you seen recently in your current results, assuming you can keep executing in the way you have been over the last quarter or two here?

Charles Gordon:
That's correct. We've been very pleased with the margins and the way we have executed the business since the integration with Insituform. And we expect the current margin profile to hold, and certainly that's what our backlog is based on.

Mike Shlisky:	OK. Super, guys. Thanks so much. I will hop back in queue.

Charles Gordon:	Thank you.

Operator:	Thank you. And our next question comes from the line of Eric Stine with Craig-Hallum. Your line is open. Please go ahead.

Eric Stine:	Morning everyone. Thanks for all the color on the business.

Charles Gordon:	Morning, Eric.

David Martin:	Morning.

Eric Stine:	Maybe just on the Appomattox product -- and I believe this is 80 miles of 24-inch pipe. Is there -- maybe it's still early, but any way to give a size of this?

And then could you just talk about how one of these projects would typically roll out if you were to get that contract finalized by the end of the year? Is that something that you could complete in 2016 or that potentially is 2016 and into 2017?

Charles Gordon:
So let me make a couple comments about the project. The first thing I would like to mention is the project award is a result of several years of very good work by our technical team working closely with Shell and a material supplier. What we've done over the last couple years is developed a very unique product for that deepwater application. And obviously, we are very, very excited about the opportunity and it's very significant.

The second thing I would say about the order is that I want to be careful about calling it a project, because it's really a large factory order. We certainly have risk in the startup. It's a new process, it's going to be a new line, it's a new product for us.

We will certainly have some startup challenges; that goes with the territory. But it's very much more of a large factory order -- product order than it is a typical project with the inherent project execution risks that you have. I think it's really important that we make that distinction.

Out of deference to the customer and their request, we can't really comment on the overall size of the project. It's very significant for us. It will be a multi-year contract. We are in the process of starting the facility and building the facility, but it will be a multi-year project.

It won't be executed in one year and we're still trying to understand what the project impact might be in 2016. So as we conclude the negotiations, get the scope, and schedule finalized with more clarity, we will certainly come back to you with more information.

Eric Stine:
OK. All right. Thanks for that. Maybe just your commentary -- and I know it's early on 2016, but talking about the upstream business, just to kind of clarify a little bit and I know that the two Brinderson contracts both getting re-upped are a factor, but if you take those out, do you expect status quo that it's a flat year? Or right now, as you sit, do you think that it's -- that it takes another leg down? How should we think about that?

Charles Gordon:
The way we're thinking about it is that we had some backlog last year at this time that went into the first half of 2015. The second half of 2015 has been more difficult, and I think it really reflects the true market conditions. I would say that what we expect next year is conditions similar to what we're going through right now. I don't know that I expect it to be significantly worse, but it's certainly going to be as challenging as we've seen in H2 of 2015.

Eric Stine:	OK. Maybe just last one for me; just an update on Fyfe and Fibrwrap in Japan. Is that something that -- just any progress there and is that something that could impact 2016? Thank you.

Charles Gordon:
So we continue to work hard on that product acceptance in Japan. It has certainly been a challenging product introduction for us. And as usual in Japan, distribution is always a challenge for us. We don't anticipate it having a significant impact on the overall Aegion business in 2016.

Thank you.

Eric Stine:	OK, thanks.

Operator:	Thank you. And our next question comes from the line of David Rose with Wedbush Securities. Your line is open. Please go ahead.

David Rose:
Good morning, thank you for taking my call. A couple questions, just going back to the energy services segment, getting a little bit more clarity about the margin profile for next year. So one is the contracts that you have currently in backlog -- or maybe better put, the contracts that you have period that are multi-year contracts.

What percentage would you say are under this lower price environment? Would you say that 25 percent, 50 percent, or 75 percent of the contracts are in the lower price environment?

Charles Gordon:	About 30 percent of the contracts are upstream contracts. And they are certainly the ones, David, that are under the most pressure.

David Rose:
So as we look into next year, and these new contract renewals will be on similar pressure, downstream, it hasn't seen as much pressure. But on a consolidated margin basis, as you work through that pipeline of lower margins, you effectively put a top on what your margin profile could be for next year? It doesn't seem like there's a lot of room to expand margins next year.

Charles Gordon:
I think you're right. We think there is room to expand margins. Remember that during the first seven months of the year, we were in a fairly significant loss position in the Permian, and we have restructured out there; the business is making money now. We are starting to grow our cost reimbursable contracts in the Permian.

We are really pleased. It's going to be a slower growth maybe than we had anticipated a year ago, but we are very pleased with where we're at. And we think the success in the Permian and obviously shedding the losing business that we had out there along with what we're seeing in the rest of the business we think we can improve operating margins in energy services next year.

David Rose:	OK. And much more from where you are in the second half of this year?

Charles Gordon:
Probably -- certainly, we expect the first half to be better and the overall margin to be better for the year. I would say that we will probably see modest upside to what we're seeing in the second half.

David Rose:	OK, that's helpful. And then just two last ones, if I may. The industrial project on Fyfe, what would you say the contribution was in terms of revenues and operating income?

David Martin:	I'm sorry; I didn't quite understand.

Charles Gordon:	The large industrial pipeline revenue (multiple speakers).

David Martin:	Yes, it was over $10 million and the margin was over 40 percent.

David Rose:	OK. And then lastly, as we are working through our interest expense calculation for next year, what do we put in for that cost of the swap?

David Martin:	So what's the fixed rate for the swap? Is that what your question was?

David Rose:	No -- well, yes, what's going to be the cost impact on the swap?

David Martin:
The swap is just basically a -- it fixes the rate at -- with our spread about 3.5 percent. So in terms of the overall borrowing rate, in terms of the increased interest, it will be a couple million dollars.

David Rose:	OK, perfect. Thank you.

Operator:	Thank you. And our next question comes from the line of Craig Bibb with CJS Securities. Your line is open. Please go ahead.

Craig Bibb:	So first, what was the dollar value of the weather impact at Infrastructure Solutions last year?

Charles Gordon:	I'm sorry. Will you repeat that?

David Martin:	You said weather impact?

Craig Bibb:        Yes, you had a weather benefit in Infrastructure Solutions. Could you ballpark what the -

David Martin:
Well, that was -- what we were referring to last year is solid weather in terms of our ability to increase profitability. We didn't quantify it then, and it's actually very difficult to actually ascertain. But it was certainly very healthy for the months of November and December last year. So far, so good. We haven't had any major hits this year.

Charles Gordon:
Well, we've had some rain in Texas with the Mexican hurricane coming through. But other than that, the weather through early November has been good. And obviously, we like good weather, but for us to forecast based on the kind of weather that we had last year I think would be -- would not be appropriate. So what we -

Craig Bibb:	OK.

Charles Gordon:	Yes. So what we did was hedged. Yes.

Craig Bibb:
It looks like you are guiding to -- you said the fourth quarter kind of like the second quarter, so it looks like you are guiding to $0.35, and you are guiding to a decline in revenue at Infrastructure Solutions. I'm just trying to get my hands around that.

Charles Gordon:
Yes. So we -- overall for the year, we expect Infrastructure Solutions to grow revenue modestly and have -- obviously have significant income growth. We have hedged back revenue a bit in the fourth quarter with the expectation that we'll have some weather challenges later in the quarter. Though overall, as I said earlier, we expect Q4 to come in more in line with Q2 than with Q3.

Craig Bibb:	Right. So could we be looking at like a down double-digit at Infrastructure Solutions, given the benefit you had from weather last year?

Charles Gordon:	I don't think it will be down that far.

Craig Bibb:
OK. And then the other -- it's also trying to get my arms around the opportunity with the Appomattox contract. If I had a whole lot of pipe and I wanted you to coat it and insulate it for me, what would you charge for that? For one mile. Just one mile.

Charles Gordon:
So what we've done is we are working closely with Shell to finish the negotiations on the project and to -- and we will understand certainly the schedule, the scope, and also the economics in a lot more detail as we go forward. But out of deference for the customer's requests, we're not going to share any more information on the project.

Craig Bibb:	All right. So I'm not talking about that project. Just all of your projects, if I had a mile of pipe that I wanted you to coat and insulate, ballpark, what would the --.

David Martin:
That is certainly not something we can talk about because there's multitudes of different products and services that we provide, going from concrete weight coating all the way to a standard FPE coating. They vary widely. This is certainly an even much more complicated project because you are adding insulation and multiple layer coatings. So this is very unique and then different than typical -- our typical project anyway.

Charles Gordon:	And we have all three of the items David just mentioned included in the project. So it's a very interesting mix of technologies and products that we will be using on the piping.

Craig Bibb:
OK. And then if you just -- maybe broad strokes. With Energy Services, I know you're trying to get the gross margin back up and it's a really competitive environment. But to get back to 15 percent, you're going to have some of the less-profitable contracts rolling off. What else has to happen to get you up there?

Charles Gordon:
I think first to get to 15 percent, we will be adding some value-added services over the next year or two. The real asset of the business is just the great customer relationships that team enjoys and all the refineries along the West Coast.

And I think we have a real opportunity to leverage the quality of work that we do and the relationships that we have in bringing higher value services. And really, I think we're going to have to enhance the mix with those types of higher value services to get the operating margins in the downstream business up where we would like it to be.

Craig Bibb:	The price pressure within the industry is coming from excess capacity?

Charles Gordon:
No, the downstream, we have existing ongoing contracts. And certainly when those contracts were bid, there was competition. The real competition on an ongoing basis in the industry is in the upstream market. We do a lot of work in Bakersfield. This year, it will be probably -- the upstream business will be about a third of that total business.

And certainly, that business is very competitive, given the current market dynamics. You have a lot of construction companies up there that are competing for less work, and we've been very fortunate. We have great relationships with a couple key customers and we expect to continue those relationships. But it's a challenging environment.

Craig Bibb:	OK. All right, thanks a lot.

Charles Gordon:	You’re welcome.

Operator:	Thank you. And our next question comes from the line of Spencer Joyce with Hilliard Lyons. Your line is open. Please go ahead.

Spencer Joyce:	Hey good morning guys, Resilient quarter.

David, first question for you and perhaps a bit of a housekeeping question. Want to go back to the credit facility revamp here and make sure I understand the new repurchase parameters correctly. If I understand correctly, you all have an additional $20 million that would be available before year end? Or is it just a fresh $40 million once we turn over into 2016?

David Martin:
Yes, we do have an additional $20 million available to us this year. It will just start this year, which should ultimately even carry over to 2016 and then we would have a fresh $40 million annual capability in 2016 as well.

Spencer Joyce:
Perfect. Also, I guess a little color around that authorization. I know over the past few years, you all have been fairly aggressive in exhausting that at that point $20 million during the first couple of quarters of the year.

Given how much cash you all have on the balance sheet, is that a reasonable assumption for us moving forward? You all clearly have the flexibility to get in there pretty aggressively, or do you all expect to maybe spread that out a little more over the year, if you all have had that conversation?

David Martin:
Certainly. It's something that we talk about it. And I think it's probably more preferable for us as we move forward to obviously be opportunistic at certain prices for the stock and tier it, if you will, in terms of pricing and how many shares we buy at various levels. And it would be more of our preference to be in the market more for a longer period of time rather than being in and out.

Spencer Joyce:	Yes. Understood. Good point. Separately, on the backlog, the $20 million United Pipeline Systems award in Chile, that is in the Q3 backlog? Is that correct?

David Martin:	That's correct. It was in backlog at the end of Q3. I think we signed that contract in early September.

Spencer Joyce:
OK, perfect. Switching gears, jumping back to Infrastructure Solutions, I know we talked about generally a pretty favorable revenue environment there as we look out to 2016. The market looks pretty firm.

But on the gross margin side, I'm assuming given how strong Fyfe was this year on the back of a couple -- the industrial contract we talked about or the industrial project. Is it going to be hard to see additional gross margin expansion there in 2016? And then I guess secondarily, however, could we see flattish margins from 2015? Could we sustain up here?

Charles Gordon:
So as I look at that business, there's been a combination of things that have enhanced margin this year. Certainly, project execution has improved significantly at Fyfe, but it's also improved at Insituform. And that's the main impact that we've had on margins.

The second part of the margin enhancements come from lower resin prices because of oil prices. They are oil-based resins. What I would say going forward is we're going to continue to drive productivity improvements relative to labor for both Fyfe and Insituform. I don't expect to have this sort of tailwind that we had this year on the resin pricing. I think that will hold itself about flat, assuming oil prices stay in the general vicinity of where we are in right now.

The other point I would make, though, is the backlog at Fyfe and the gross margin that we have in backlog continues to be very strong. So we don't expect -- we certainly were very pleased with the way the large project came through the income statement this year. But we expect that backlog to execute similar margins next year. And we are at 20 percent higher backlog this year than we were last year at that time.

Spencer Joyce:
Yes. OK, very helpful. Finally, just to drill down a little more with Fyfe. It feels like we're shaping up for really an exceptionally year there. And relating to the top line, I was wondering if you all could comment or give a little color on the individual drivers?

Clearly, we've had a couple of large projects or maybe one-off type awards there, but can you talk about some of the revenue synergies or cross-selling that's happened by some of your sales guys there in the segment? And then complementary to that, perhaps how much more acceptance and adoption of the technology you are seeing maybe across your end markets?

Charles Gordon:
I would make -- there's a couple questions there. I think the first one is that what we've seen in the pipe side of the market is that because of our Insituform sales coverage, we have booked three or four large projects or significant projects that were due to cities having emergency.

And so when they have a water main with a problem, the cities have to fix them very quickly. Unlike a sewer, which sometimes that can stretch out awhile, the pressure pipelines have to be repaired. And because our sales force is there, they know the customer, we've tapped into that. And the result has been three or four very nice projects that we've executed this year.

We don't see another large project in the -- over the next six or eight months likely booked with the large utility project. But we see lots of opportunities on the pipe side and the structural solution side.

On the structural solution side, we continue to make pretty good progress. I think that portion of the business is up over 20 percent year over year. They're smaller projects, they are a little bit hard to find, but we really like the progress we've made on that side of the business and we're certainly excited about it.

Spencer Joyce:	OK. So -

Charles Gordon:	So just to summarize, I think we've seen good synergy with the Insituform sales guys on the municipal pressure pipe market portion of the business. And we will continue to see that as we go forward.

Spencer Joyce:
OK. So just to kind of digest on my end. So maybe not seeing other utility project right off the bat here, but it sounds like the progress on the pipe -- the emergency pressure pipe side. While large awards and they pop up pretty quickly, I got to think those are generally pretty repeatable. You should continue to see that type of work.

Charles Gordon:	Yes, we think so, too. I think that's the kind of work that's going to be out there and that's the kind of work that is absolutely a result of the synergy of the two sales forces.

Spencer Joyce:	All right, perfect. Thanks; that's all I had.

Charles Gordon:	Thank you.

Operator:	Thank you. And again ladies and gentlemen, if you have a question at this time please press star then the number one on your touch tone telephone.

Our next question comes from the line of Bill Newby with D.A. Davidson. Your line is open. Please go ahead.

Bill Newby:	Morning guys. Bill Newby here for John Rogers.

Charles Gordon:	Good morning.

Bill Newby:	I was hoping just to get a little more color on the pipe coating. Pretty much just on what you are seeing bidding prospect-wise. Maybe if you can compare it a little bit to last year?

Charles Gordon:	I'm sorry; can you repeat that? That didn't come across.

Bill Newby:	Yes. If you could just give a little bit more color on pipe coating regarding the bidding prospects that you guys are seeing in the market? And maybe compare it to last year?

Charles Gordon:
So I would say on the pipe coating side of the business, we would expect that the business going into next year will look a lot like the second half of this year. And it's been a challenging environment for us.

Obviously, the Appomattox project completely offsets all that. But again there, until we understand the project schedule and scope in more detail, we can't really comment any more than say it is very significant. But the overall coating market that we are seeing in Canada and the non-Appomattox portion of the business in New Iberia, there's no question it's a challenging market for us.

Bill Newby:
All right. Thanks; that's helpful. And one more -- just maybe thoughts on turnaround maintenance work going into 2016. I know you said it's ticking up here in the second half of 2015. Do you expect that to keep going into the spring?

David Martin:
So we have a few first-quarter projects that we will be doing. And then after that, it looks kind of light in terms of overall turnarounds for 2016. But things can change and you can see customers accelerate depending on what's going on in the market. But at this point, it does look light after the first quarter.

Bill Newby:	Perfect. Thanks, guys. That's all I got.

Operator:	Thank you and I'm showing no further questions at this time. I would like to turn the call back over to Mr. Chuck Gordon for any further or closing remarks.

Charles Gordon:
Thank you. Thanks for joining us. We appreciate the opportunity and your time to explain the business and what we see going forward. We are excited about the prospects for the business. We continue to believe the overall strategy is correct and we're very excited about 2016. Thanks for joining us and please give us a call if you have any further questions. Thank you.

Operator:	Ladies and gentlemen, thank you for your participation in today's conference. This does conclude the program and you may all disconnect. Everyone have a great day.

END